Exhibit 99.1

FOR IMMEDIATE RELEASE

April 21, 2021

Tandy Leather Factory Reports Certain First Quarter Operating Results and Related Information

FORT WORTH, TEXAS – April 21, 2021 (GLOBE NEWSWIRE) – Tandy Leather Factory, Inc. (Pink: TLFA) today reported certain preliminary financial result information for its first quarter ended March 31, 2021.  Sales for the first quarter of 2021 are expected to be approximately $21.3 million, an increase of approximately 23.6% compared to the first quarter of the prior year.  The Company saw positive double digit total sales growth in each of its three channels of distribution: retail, web and commercial.  As of March 31, 2021, the Company had $0.4 million of debt and $10.9 million of cash and cash equivalents.

Commenting on these preliminary results, Janet Carr, Chief Executive Officer, said, “We are encouraged by the resurgence of our business from Covid-19, as our strategic initiatives have continued to take root with our customers.  Our strong year-over-year percentage growth does reflect negative impacts of the pandemic and supply chain interruptions on last year’s first quarter, some of which continue into the present.  So it is worth noting that sales were also approximately 2% higher than in the first quarter of 2019, despite a current base of 11 fewer stores than in 2019.”

Ms. Carr added, “We are particularly pleased with the strength of our web business, which has held firm even after our physical stores have reopened from the initial Covid-19 shutdowns.  This has been driven by the many digital initiatives that we implemented throughout 2020 including a new web platform, a centralized order fulfillment capability, a customer call center and investments in digital marketing.  Likewise, our new Commercial channel has also shown strong growth, reflecting the resonance of our tailored product and service offering with both new customers and large legacy in-store customers.”

The Company continues to undergo a financial accounting restatement of the information presented in its Form 10-K for fiscal year 2018.  All of the numbers shown above, including for prior years, are preliminary, pending completion of the restatement.  The Company continues to work with its external auditors to complete the financial statement audits for the years ended 2020 and 2019, as well as the review of interim quarters on Form 10-Q for the second and third quarters of 2019, for the first three quarters of 2020, and the first quarter of 2021, which the Company expects to file shortly after its restated and other outstanding filings.  Until then, the Company is not in a position to provide detailed financial information beyond its sales and cash balance.

Tandy Leather Factory, Inc., (http://www.tandyleather.com), headquartered in Fort Worth, Texas, is a specialty retailer of a broad product line including leather, leatherworking tools, buckles and adornments for belts, leather dyes and finishes, saddle and tack hardware, and do-it-yourself kits.  The Company distributes its products through its 105 North American stores located in 40 US states and six Canadian provinces, and one store located in Spain.  Its common stock trades over-the-counter “pink sheets” with the symbol “TLFA”.  To be included on Tandy Leather Factory's email distribution list, go to: http://www.b2i.us/irpass.asp?BzID=1625&to=ea&s=0.

Contact:  Janet Carr, Tandy Leather Factory, Inc.  (817) 872-3200 or janet.carr@tandyleather.com

This news release may contain statements regarding future events, occurrences, circumstances, activities, performance, outcomes and results that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: changes in general economic conditions, negative trends in general consumer-spending levels, failure to realize the anticipated benefits of opening retail stores; availability of hides and leathers and resultant price fluctuations; change in customer preferences for our product, and other factors disclosed in our filings with the Securities and Exchange Commission.  These forward-looking statements are made only as of the date hereof, and except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Importers, Exporters, Manufacturers, Distributors, Retailers of Leathers, Leathercraft Supplies, Hardware, Findings and Finishes